EXHIBIT 23.1

We consent to the incorporation by reference in Registration Statement No. 333-40104 on Form S-8 of Dime Community Bancshares, Inc. of our report dated June 25, 2013 appearing in this Annual Report on Form 11-K of The Dime Savings Bank of Williamsburgh 401(k) Plan for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

New York, New York
June 25, 2013